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INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Post-Effective Amendment No. 2 to the Registration Statement (Reg. No. 333-94359) on Form S-6 of Sun Life of Canada (U.S.) Variable Account I of our report dated February 9, 2001 accompanying the financial statements of Sun Life of Canada (U.S.) Variable Account I appearing in the Prospectus, which is part of such Registration Statement, of our report dated February 7, 2001 accompanying the financial statements of Sun Life Assurance Company of Canada (U.S.), which is a part of such Registration Statement, and to the incorporation by reference of our report dated February 7, 2001 appearing in the Annual Report on Form 10-K of Sun Life Assurance Company of Canada (U.S.) for the year ended December 31, 2000.

We also consent to the reference to us under the heading "Accountants" in such Prospectus.

DELOITTE & TOUCHE LLP
Boston, Massachusetts

April 26, 2001